Exhibit 10.2
FIRST AMENDMENT TO LOAN AGREEMENT
     This First Amendment to Loan Agreement (this “Amendment”), dated as of October 31, 2006, is made by and among TECHNOLOGY CENTER OF THE AMERICAS, LLC, a Delaware limited liability company, as borrower (“Borrower”), and CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation, as lender and agent (“Lender”).
R E C I T A L S:
     Borrower and Lender are party to a Loan Agreement, dated as of December 31, 2004 (as it may hereafter be amended, supplemented or otherwise modified, the “Loan Agreement”), pursuant to which Lender agreed, subject to the terms and conditions set forth in the Loan Agreement, to make a loan to Borrower as provided in the Loan Agreement. Terms used but not defined herein shall have the respective meanings ascribed to such terms in the Loan Agreement, as amended hereby.
     WHEREAS, the parties wish to amend the Loan Agreement as provided herein, among other things, to amend and restate certain definitions as used in the Loan Agreement from and after the date of this Amendment, and Borrower has agreed to such amendments.
     NOW, THEREFORE, in consideration of Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which is acknowledged, the parties hereto hereby covenant, agree, represent and warrant that the Loan Agreement is hereby amended as follows, effective as of the date hereof.
     Section 1. Additional Definitions. The following definition of “Assumed Note Rate” is hereby added to Article I of the Loan Agreement in its appropriate alphabetical location:
“Assumed Note Rate” means an interest rate equal to the sum of (x) 1.00% plus (y) LIBOR as determined on the preceding Interest Determination Date plus (z) 4.75%.
     Section 2. Revised Definitions. Notwithstanding anything to the contrary in the Loan Agreement, the following definitions are hereby amended and restated in its entirety by the following:
“Collection Period” means, with respect to any Payment Date, the period commencing on and including the Payment Date in the month preceding the month in which such Payment Date occurs through and including the day immediately prior to the Payment Date in the month in which such Payment Date occurs.
“Interest Accrual Period” means (i) in connection with the calculation of interest accrued with respect to the November 2006 Payment Date, the period commencing on and including October 11, 2006 through and including November 14, 2006 and (ii) thereafter, with respect to any subsequent Payment Date, the period commencing on and including the fifteenth (15th) day in the month preceding the month in which such Payment Date occurs through and including the fourteenth (14th) day in the month in which such Payment Date occurs.
     Section 3. Principal and Interest. Notwithstanding anything to the contrary in the Loan Agreement, Section 2.5(a) is hereby deleted and replaced in its entirety with the following:
          “Borrower shall pay to Agent interest on the Principal Indebtedness of the Loan from the Closing Date through the end of the Interest Accrual Period following or during which the Loan is paid in full at the interest rate provided in Section 2.5 below. Interest on the Loan shall accrue on the Principal Indebtedness and shall be payable in arrears on the ninth (9th) day of each and every month until such time as the Loan shall be repaid in full, unless, in any such case, such day is not a Business Day, in which event such interest shall be payable on the first Business Day immediately preceding such date (such date for any particular month, the “Payment Date”). The Agent or its servicer shall calculate LIBOR on each Interest Determination Date for the related Interest Accrual Period and promptly communicate to Borrower such rate for such period. The entire outstanding Principal Indebtedness of the Loan and the Note, together with all accrued but unpaid interest thereon and all other amounts due under the Loan Documents, shall be due and payable by Borrower to Lender on the Maturity Date (including, without limitation, all interest that would accrue on the outstanding Principal Indebtedness of the Loan through the end of the Interest Accrual Period in which the Maturity Date occurs (even if such period extends beyond the Maturity Date)). Interest shall be computed on the basis of a 360 day year and the actual number of days elapsed.”
     Section 4. Voluntary Prepayment. Notwithstanding anything to the contrary in the Loan Agreement, Section 2.6(a) is hereby deleted and replaced in its entirety with the following:
          “Borrower may voluntarily prepay the Loan in whole or in part on any Payment Date; provided, however, that, any such prepayment shall be accompanied by (1) an amount representing all accrued interest on the portion of the Loan being prepaid through and including the Payment Date together with an amount equal to the interest that would have accrued at the interest rate set forth in Section 2.5(b) on the amount of principal being prepaid through the end of the Interest Accrual Period in which such prepayment occurs (notwithstanding that such Interest Accrual Period extends beyond the date of prepayment), and (2) other amounts then due under the Loan Documents (including, without limitation, the Prepayment Fee, if any).”
     Section 5. Mandatory Prepayment; Capital Events; Certain Transfers. Notwithstanding anything to the contrary in the Loan Agreement, Section 2.7(a) is hereby deleted and replaced in its entirety with the following:
          “Borrower may effect a Capital Event with respect to the Mortgaged Property on any Business Day on the condition that the Capital Event Proceeds (and, if necessary, any contributions from the principals of Borrower necessary to make the payments required hereunder) are deposited in the Collection Account and applied on the date of deposit in the Collection Account to repay the Indebtedness in full (including (1) all accrued and unpaid interest calculated at the interest rate set forth in Section 2.5(b) on the amount of principal being prepaid through and including the date of prepayment together with an amount equal to the interest that would have accrued at such interest rate on the amount of principal being prepaid through the end of the Interest Accrual Period in which such prepayment occurs, notwithstanding that such Interest Accrual Period extends beyond the date of prepayment, (2) in addition to the payments required in clause (1) above, if such prepayment is made during the period from and including the first day after a Payment Date through and including the last day of the Interest Accrual Period in which such prepayment occurs, all interest on the principal amount being prepaid which would have accrued from the first day of the Interest Accrual Period immediately following the Interest Accrual Period in which the prepayment occurs (the “Succeeding Interest Period”) through and including the end of the Succeeding Interest Period, calculated at (x) the interest rate set forth in Section 2.5(b) if such prepayment occurs on or after the Interest Determination Date for the Succeeding Interest Period or (y) the Assumed Note Rate if such prepayment occurs before the Interest Determination Date for the Succeeding Interest Period (the “Interest Shortfall”), (3) the Prepayment Fee, if any, and (4) other amounts then due under the Loan Documents). If the Interest Shortfall was calculated based upon the Assumed Note Rate, upon determination of LIBOR on the Interest Determination Date for the Succeeding Interest Period, (i) if the interest rate set forth in Section 2.5(b) for such Succeeding Interest Period is less than the Assumed Note Rate, Agent shall promptly refund to Borrower the amount of the Interest Shortfall paid, calculated at a rate equal to the difference between the Assumed Note Rate and the interest rate set forth in Section 2.5(b), or (ii) if the interest rate set forth in Section 2.5(b) is greater than the Assumed Note Rate, Borrower shall promptly (and in no event later than the ninth (9th) day of the following month) pay Agent the amount of such additional Interest Shortfall calculated at a rate equal to the excess of the interest rate set forth in Section 2.5(b) over the Assumed Note Rate. Notwithstanding, the foregoing, Borrower may effect a Transfer (other than a Capital Event of a Mortgaged Property as provided in this Section 2.7(a) or a Permitted Transfer), provided (1) if the Loan has not been included in a Secondary Market Transaction in which Securities are issued, Borrower obtains the prior written consent of the Agent or (2) if the Loan has been included in a Secondary Market Transaction in which Securities were issued, Borrower shall have delivered to the Agent a Rating Confirmation and (3) the Borrower pays all out-of-pocket expenses incurred by the Agent in connection with the transaction.”
     Section 6. Interest Rate Cap Agreement.
          6.1 Borrower hereby acknowledges to Lender that on or prior to the date hereof, the interest rate cap agreement referenced in
Section 3.1(c) of the Loan Agreement has been amended in such manner so as to effectuate the amendments contemplated herein to the Payment Date and the Interest Accrual Period and further to amend the definition of “Additional Termination Event” therein.
          6.2 Notwithstanding anything to the contrary, the following is hereby added as Section 5.1(cc) of the Loan Agreement:
(cc) Qualified Interest Rate Cap Provider. If the rating of a Qualified Interest Rate Cap Provider that has provided an interest rate cap which Borrower pledges to the Agent pursuant to the Collateral Assignment of Hedge falls below the rating criteria specified in the definition of a Qualified Interest Rate Cap Provider, then within ten (10) Business Days following written request from Agent, the

Borrower shall deliver to Agent a replacement interest rate cap satisfying all of the criteria set forth in Section 3.1 (as of the Closing Date).
     Section 7. Omnibus Amendment. Any references to the “Loan Agreement” in the Loan Documents shall hereinafter refer to the Loan Agreement as modified by this Amendment.
     Section 8. Expenses. Notwithstanding anything to the contrary in the Loan Agreement, Lender shall pay all of its and Borrower’s respective out-of-pocket costs and expenses incurred in the preparation, execution and delivery of this Amendment including, without limitation, any fees to the Interest Rate Cap Provider as a result of the amendment referred to in Section 7.
     Section 9. Covenants, Representations and Warranties of Borrower.
          9.1 Borrower hereby reaffirms all terms and covenants made in the Loan Documents as amended hereby.
          9.2 Borrower hereby represents and warrants to Lender that (a) this Amendment constitutes the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms, and (b) the execution and delivery by Borrower of this Amendment has been duly authorized by all requisite action on the part of Borrower and will not violate any provision of the organization documents of Borrower.
          9.3 Borrower hereby represents and warrants to Lender that, to of its knowledge without inquiry, as of the date hereof, no Event of Default has occurred and is continuing, and no Event of Default will occur as a result of the execution, delivery and performance by Borrower of this Amendment.
          9.4 The Borrower hereby agrees that a breach of any of the representations and warranties made herein shall constitute an Event of Default under Section 7.1 of the Loan Agreement, subject to the notice and cure provisions provided therein.
     Section 10. Effect Upon Loan Documents.
          10.1 Except as specifically set forth herein, the Loan Documents shall remain in full force and effect and are hereby ratified and confirmed. The provisions of this Amendment shall be subject to the provisions of Section 8.24 of the Loan Agreement, which provisions are incorporated by reference as if herein set forth in full. All references to “Loan Agreement” in the Loan Documents shall mean and refer to the Loan Agreement as modified and amended hereby.
          10.2 The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of Lender under the Loan Documents, or any other document, instrument or agreement executed and/or delivered in connection therewith.
     Section 11. Governing Law. THIS AMENDMENT SHALL BE CONSTRUED, INTERPRETED AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK, WITHOUT REFERENCE TO ITS CONFLICT OF LAWS PRINCIPLES.

     Section 12. Counterparts. This Amendment may be executed in any number of counterparts, and all such counterparts shall together constitute the same agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the day and year first above written.

LENDER: CITIGROUP GLOBAL MARKETS REALTY CORP., a New York corporation
By:	/s/ Amir Kornblum
	Name:	Amir Kornblum
	Title:	Authorized Signatory

BORROWER: TECHNOLOGY CENTER OF THE AMERICAS, LLC, a Delaware limited liability company
By:	/s/ Jose Segrera
	Name:	Jose Segrera
	Title:	Chief Financial Officer